Exhibit 99.2
CHARTER COMMUNICATIONS HOLDINGS, LLC
and
CCH I, LLC
Offer to Exchange
$462,006,000 Principal Amount of 11.00% Senior Secured Notes due 2015 of
CCH I, LLC and CCH I Capital Corp. which have been registered under the Securities Act of 1933 for any and all outstanding 11.00% Senior Secured Notes due 2015 issued by CCH I, LLC and CCH I Capital Corp. on September 14, 2006
and
CHARTER COMMUNICATIONS HOLDINGS, LLC
and
CCH II, LLC
Offer to Exchange
$250,000,000 in Principal Amount of 10.25% Senior Notes due 2013 of
CCH II, LLC and CCH II Capital Corp. which have been registered under the
Securities Act of 1933 for any and all outstanding 10.25%
Senior Notes due 2013 issued by CCH II, LLC and
CCH II Capital Corp. on September 14, 2006
THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON [                    ], 2006, UNLESS EXTENDED (THE “EXPIRATION DATE”). OUTSTANDING NOTES TENDERED IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE. AFTER THE EXPIRATION DATE HAS BEEN EXTENDED, OUTSTANDING NOTES TENDERED PURSUANT TO THE EXCHANGE OFFER AS OF THE PREVIOUSLY SCHEDULED EXPIRATION DATE MAY NOT BE WITHDRAWN AFTER THE DATE OF THE PREVIOUSLY SCHEDULED EXPIRATION DATE.
To Registered Holders and The Depository Trust Company Participants:
      We are enclosing herewith the materials listed below relating to the offer by CCH I, LLC, a Delaware limited liability company, and CCH II, LLC, a Delaware limited liability company (together, the “Issuers”), to exchange their notes currently outstanding (the “Outstanding Notes”), which are not registered under the Securities Act of 1933, for a like aggregate principal amount of the Issuers’ new notes to be issued in the Exchange Offer (the “New Notes”), which have been registered under the Securities Act of 1933, upon the terms and subject to the conditions set forth in the Issuers’ Prospectus, dated [                    ], 2006 (the “Prospectus”) and the related Letter of Transmittal (which, together with the Prospectus constitute the “Exchange Offer”).
      Enclosed herewith are copies of the following documents:
1. Prospectus;
2. Letter of Transmittal;
3. Notice of Guaranteed Delivery; and
4. Letter which may be sent to your clients for whose account you hold Outstanding Notes in your name or in the name of your nominee, with space provided for obtaining such client’s instruction with regard to the Exchange Offer.

      We urge you to contact your clients promptly. Please note that the Exchange Offer will expire on the Expiration Date unless extended.
      The Exchange Offer is not conditioned upon any minimum number of Outstanding Notes being tendered.
      The Issuers will not pay any fee or commissions to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Outstanding Notes pursuant to the Exchange Offer. The Issuers will pay or cause to be paid any transfer taxes payable on the transfer of Outstanding Notes to it, except as otherwise provided in Instruction 11 of the enclosed Letter of Transmittal.
      Additional copies of the enclosed material may be obtained from the Exchange Agent.